Exhibit 99.1

Encore Wire Corporation 1329 Millwood Road McKinney, Texas 75069 972-562-9473	PRESS RELEASE For Immediate Release	Contact:	February 20, 2013 Frank J. Bilban Vice President & CFO

ENCORE WIRE REPORTS FOURTH QUARTER RESULTS

MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and full year ended December 31, 2012.

Net sales for the fourth quarter ended December 31, 2012 were $258.0 million compared to $248.3 million during the fourth quarter of 2011. Prices for copper building wire sold in the quarter ended December 31, 2012 declined 1.8% versus the fourth quarter of 2011. However, the average price of copper purchased during the quarter rose 4.9% in the fourth quarter of 2012 versus the fourth quarter of 2011. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 2.2% in the fourth quarter of 2012 versus the fourth quarter of 2011. Aluminum building wire sales constituted 5.1% of net sales dollars for the fourth quarter of 2012. Net income for the fourth quarter of 2012 was $5.2 million versus $16.3 million in the fourth quarter of 2011. Fully diluted net earnings per common share were $0.25 in the fourth quarter of 2012 versus $0.69 in the fourth quarter of 2011.

Net sales for the year ended December 31, 2012 were $1.072 billion compared to $1.180 billion during the same period in 2011. Lower prices for building wire sold in the year ended December 31, 2012 accounted for most of the decrease in net sales dollars, decreasing 10.4% per copper pound versus the same period in 2011. Copper unit volume in the year ended December 31, 2012 decreased 1.3% versus the same period in 2011. The average price of copper purchased during the year fell 10.7% in 2012 versus 2011, albeit on a lower absolute value than building wire prices. Aluminum building wire sales constituted 3.6% of net sales dollars for the year. Net income for the year ended December 31, 2012 was $19.8 million versus $50.1 million in the same period in 2011. Fully diluted net earnings per common share were $0.91 for the year ended December 31, 2012 versus $2.14 in the same period in 2011.

On a sequential quarter comparison, net sales for the fourth quarter of 2012 were $258.0 million versus $269.2 million during the third quarter of 2012. Copper unit volume decreased 9.4% on a sequential quarter comparison. Net income for the fourth quarter of 2012 was $5.2 million versus $5.5 million in the third quarter of 2012. Fully diluted net income per common share was $0.25 in the fourth quarter of 2012 versus $0.27 in the third quarter of 2012.

Commenting on the results, Daniel L. Jones, President and Chief Executive Officer of Encore Wire Corporation, said, “The fourth quarter of this year was another fairly steady volume quarter, considering the time of the year and the current economic and construction industry environment. We believe our expansion of product offerings over the last six years to our existing customer base has been critical to maintaining and perhaps boosting our market share. As we have previously noted, one of the key metrics to our earnings is the ‘spread’ between the price of wire sold and cost of raw copper purchased in any given period. That spread increased 6.4% in the fourth quarter of 2012 versus the third quarter of 2012, while our copper unit volume shipped in the fourth quarter of 2012 decreased 9.4% versus the third quarter of 2012. This spread increase helped us to produce similar earnings in both of the last two quarters, despite the volume decrease. Volumes in the fourth quarter are generally at their winter and holiday low point. Relatively small movements in the spread can affect our earnings per share and were a positive influence on a sequential quarterly comparison. Conversely, spreads were down 17.0% in the fourth quarter of 2012 versus the fourth quarter of 2011 and down 9.4% on an annual basis in 2012 versus 2011.

Our new aluminum building wire plant began to produce wire in the fourth quarter. The last of the equipment is being delivered and installed in the first quarter of 2013. We are expanding our distribution of aluminum wire to all of our sales reps and customers in the first quarter and expect to see sales of these products gradually increase over the course of 2013.

We continue to support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.

Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $33.9 million in cash at the end of the quarter. We also declared another quarterly cash dividend during the quarter.

We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe we will emerge stronger than most when market conditions improve. We thank our employees and associates for their outstanding effort and our shareholders for their continued support during these challenging times.”

Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.

Additional Disclosures:

The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2011 on previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	3 Months Ended December 31,		12 Months Ended December 31,
$’s in 000’s	2012	2011	2012	2011
Net Income	$5,220	$16,295	$19,811	$50,131
Income Tax Expense	2,265	8,411	9,565	26,064
Interest Expense	75	79	313	322
Depreciation and Amortization	3,446	3,495	14,280	13,728

EBITDA	$11,006	$28,280	$43,969	$90,245

Encore Wire Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	Deecember 31, 2012	December 31, 2011
ASSETS
Current Assets
Cash	$33,883	$112,298
Receivables, net	197,980	199,366
Inventories	63,656	63,491
Prepaid Expenses and Other	11,331	1,899

Total Current Assets	306,850	377,054
Property, Plant and Equipment, net	164,924	138,832
Other Assets	693	260

Total Assets	$472,467	$516,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$20,112	$14,676
Accrued Liabilities and Other	25,245	27,894

Total Current Liabilities	45,357	42,570
Long Term Liabilities
Non-Current Deferred Income Taxes	16,946	15,833

Total Long Term Liabilities	16,946	15,833

Total Liabilities	62,303	58,403
Stockholders’ Equity
Common Stock	266	266
Additional Paid in Capital	48,298	47,342
Treasury Stock	(88,134)	(21,496)
Retained Earnings	449,734	431,631

Total Stockholders’ Equity	410,164	457,743

Total Liabilities and Stockholders’ Equity	$472,467	$516,146

Encore Wire Corporation

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Quarter Ended December 31,				Year Ended December 31,
	2012		2011		2012		2011
Net Sales	$258,000	100.0%	$248,297	100.0%	$1,072,348	100.0%	$1,180,474	100.0%
Cost of Sales	235,661	91.3%	209,670	84.4%	982,021	91.6%	1,039,619	88.1%

Gross Profit	22,339	8.7%	38,627	15.6%	90,327	8.4%	140,855	11.9%
Selling, General and Administrative Expenses	14,852	5.8%	13,922	5.6%	60,981	5.7%	64,577	5.5%

Operating Income	7,487	2.9%	24,705	9.9%	29,346	2.7%	76,278	6.5%
Net Interest & Other Expense	2	0.0%	(1)	0.0%	(30)	0.0%	83	0.0%

Income before Income Taxes	7,485	2.9%	24,706	10.0%	29,376	2.7%	76,195	6.5%
Income Taxes	2,265	0.9%	8,411	3.4%	9,565	0.9%	26,064	2.2%

Net Income (Loss)	$5,220	2.0%	$16,295	6.6%	$19,811	1.8%	$50,131	4.2%

Basic Earnings Per Share	$0.25		$0.70		$0.91		$2.15

Diluted Earnings Per Share	$0.25		$0.69		$0.91		$2.14

Weighted Average Number of Common and Common Equivalent Shares Outstanding:
-Basic	20,661		23,423		21,680		23,300

-Diluted	20,723		23,457		21,732		23,410

Dividends Declared per Share	$0.02		$0.02		$0.08		$0.08

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